Exhibit 99.1

Elizabeth O’Farrell Named to PDL BioPharma’s Board of Directors

INCLINE VILLAGE, Nev. (June 22, 2018) - PDL BioPharma, Inc. (“PDL” or “the Company”) (NASDAQ: PDLI) announced today that retired Eli Lilly and Company executive Elizabeth G. O’Farrell has been named to the Company’s Board of Directors, effective June 22, 2018 and increasing the number of directors to nine.

“Liz’s experience as a senior executive of a major pharmaceutical company with global operations will make her a valuable addition to our Board,” said Harold Selick, Ph.D., Lead Director of the PDL BioPharma Board of Directors. “We look forward to her insights and perspective as we seek to acquire a portfolio of biopharmaceutical companies and provide them with the management and leadership needed to develop their full potential.”

In 2017 Ms. O'Farrell retired from a 24-year career with Eli Lilly and Company, most recently serving as Chief Procurement Officer from 2012 to 2017. Prior to that, she advanced through a number of executive management positions including Senior Vice President, Policy and Finance; Senior Vice President, Finance; Chief Financial Officer, Lilly USA; Chief Financial Officer, Lilly Canada; and General Auditor. Before joining Eli Lilly, Ms. O'Farrell was an accountant with Boise Cascade Office Products, and served as an auditor at Whipple & Company and Price Waterhouse.

“I am delighted to join PDL and am excited to support the Company’s plans to acquire and nurture quality assets in the biopharmaceutical industry,” said Ms. O'Farrell. “I look forward to bringing my global business and finance experience, along with industry contacts to PDL in support of our mission.”

Ms. O'Farrell was an active board member of the YMCA of Greater Indianapolis for more than a decade and served as its Chair from 2014 to 2016. She is also a member of the Finance Committee of the United Way of Brevard (Brevard County, Fla.) and previously served on the boards of the Washington Township Schools Foundation and Keep Indianapolis Beautiful.

Ms. O’Farrell holds a BS in accounting with honors and an MBA in management information systems, both from Indiana University.

About PDL BioPharma
PDL seeks to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016 began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, PDL has consummated 17 of such transactions, of which nine are active and outstanding. PDL has one debt transaction outstanding, representing deployed and committed capital of $20.0 million: CareView Communications, Inc.; PDL has one hybrid royalty/debt transaction outstanding, representing deployed and committed capital of $44.0 million: Wellstat Diagnostics, LLC; and PDL has five royalty transactions outstanding, representing deployed and committed capital of $396.1 million and $397.1 million, respectively: KYBELLA®, AcelRx Pharmaceuticals, Inc. The Regents of the University of Michigan, Viscogliosi Brothers, LLC and Depomed, Inc. PDL's equity and loan investments in Noden Pharma DAC, Inc. and Noden Pharma USA, Inc. (together with their subsidiaries, "Noden") represent deployed and committed capital of $179.0 million and $202.0 million, respectively, and PDL's converted equity and loan investment in LENSAR, Inc. represents deployed capital of $40.0 million.

PDL operates in three segments designated as Income Generating Assets, Pharmaceutical and Medical Devices.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc., which reserves all rights therein.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's assets and business are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2018 and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Contacts:
PDL BioPharma, Inc.
Peter Garcia, CFO
775-832-8500
Peter.garcia@pdl.com

LHA Investor Relations
Jody Cain, SVP
310-691-7100
jcain@lhai.com